UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   CHOKEY, JAMES A.
   3600 South Lake Drive
   St. Francis, WI  53235
   US
2. Date of Event Requiring Statement (Month/Day/Year)
   July 2, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   HARNISCHFEGER INDUSTRIES, INC.
   HPH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President for Law & Governmental Affairs
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
NONE                                       |                      |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Empl. Stock Options (Rig|10/8/96-9|4/8/06   |Common Stock           |3,000    |$40.00    |D            |--                         |
hts to Buy)(1)          |9        |         |                       |         |          |             |                           |
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Empl. Stock Options (Rig|4/13/97-0|10/13/06 |Common Stock           |3,500    |$37.88    |D            |--                         |
hts to Buy)(1)          |0        |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Options granted under the Harnischfeger Industries Inc. 1988 Incentive Stock Plan and the 1996 Stock
Incentive Plan. Options under the plans become exercisable in 25% increments at four 12 month intervals commencing 6 months from the date of grant and expire 10 years after the date of grant.
SIGNATURE OF REPORTING PERSON
                      James A. Chokey
DATE
July 10, 1997